EXHIBIT 12


                         THE PEPSI BOTTLING GROUP, INC.
               Computation of Ratio of Earnings to Fixed Charges
                 (in millions except ratio amounts, unaudited)


                                                             12 Weeks Ended
                                                           -------------------
                                                           3/21/98     3/20/99
                                                           -------     -------
Earnings:
Income (loss) before taxes and cumulative effect
  of accounting changes and minority interest............  $   (13)    $    (5)
Undistributed (income) loss from equity investments......        4          --
Fixed charges excluding capitalized interest.............       57          50
                                                           -------     -------
   Earnings available for fixed charges..................  $    48     $    45
                                                           =======     =======
Fixed Charges:
Interest expense.........................................  $    54     $    47
Capitalized interest.....................................       --          --
Interest portion of rent expense(A)......................        3           3
   Total fixed charges...................................  $    57     $    50
                                                           =======     =======
Ratio of Earnings to Fixed Charges.......................       (B)         (B)
---------
(A) One-third of net rent expense is the portion deemed representative of the interest factor.

(B) As a result of the loss incurred in the 12 weeks ended March 21, 1998 and March 20, 1999, PBG was unable to cover the indicated fixed charges by $9 million and $5 million, respectively.

                         THE PEPSI BOTTLING GROUP, INC.
               Computation of Ratio of Earnings to Fixed Charges
                 (in millions except ratio amounts, unaudited)

                                                                                 Fiscal Year
                                                                    --------------------------------------
                                                                     1994    1995    1996    1997    1998
                                                                    ------  ------  ------  ------  ------
Earnings:
Income (loss) before taxes and cumulative effect
  of accounting changes and minority interest............           $   63  $  110  $  138  $  115  $ (192)
Undistributed (income) loss from equity investments...............      (1)     (3)      1      12       5
Fixed charges excluding capitalized interest......................     247     256     238     238     245
                                                                    ------  ------  ------  ------  ------
   Earnings available for fixed charges...........................  $  309  $  363  $  377  $  365  $   58
                                                                    ======  ======  ======  ======  ======
Fixed Charges:
Interest expense..................................................  $  234  $  243  $  224  $  226  $  230
Capitalized interest..............................................       1       1       1       1       1
Interest portion of rent expense(A)...............................      13      13      14      12      15
                                                                    ------  ------  ------  ------  ------
   Total fixed charges............................................  $  248  $  257  $  239  $  239  $  246
                                                                    ======  ======  ======  ======  ======
Ratio of Earnings to Fixed Charges................................    1.25    1.41    1.58    1.53      (B)

---------
(A) One-third of net rent expense is the portion deemed representative of the interest factor.

(B) As a result of the loss incurred in fiscal year 1998, PBG was unable to cover the indicated fixed charges by $188 million.


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